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Exhibit 99.1

ALLOS THERAPEUTICS INITIATES PHASE I PDX STUDY IN PATIENTS
WITH NON-SMALL CELL LUNG CANCER

        Westminster, CO, January 20, 2005—Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the initiation of a Phase 1 dose escalation study of its investigational drug PDX (pralatrexate) with vitamin B12 and folic acid supplementation in patients with previously-treated (Stage IIIB-IV) advanced non-small cell lung cancer (NSCLC). This open-label, non-randomized study will seek to enroll one to six patients per treatment level cohort who have received one prior chemotherapy regimen and may or may not have received an EGFR Kinase inhibitor to test the safety, tolerability and pharmacokinetics (PK) of escalating doses of PDX.

        To determine the maximum tolerated dose of PDX when administered with concurrent vitamin B12 and folic acid supplementation, patients will receive a starting dose of 150 mg/m2. Subsequent cohorts will receive doses of PDX increasing in 40 mg/m2 increments until protocol-defined dose limiting toxicities (DLTs) occur. Patients will receive their specific PDX dose intravenously twice during a 4 to 6 week period. Vitamin supplementation will be consistent for all patients regardless of PDX dose. Safety endpoints for the study include DLTs, treatment-related adverse events (AEs), PK/AE correlation and laboratory values.

        "The results of clinical trials to date for PDX as both a single and combination agent have been encouraging and we look forward to further exploring the potential of this therapy in patients with NSCLC," said Dr. Michael Saunders, Vice President, Clinical Development of Allos. "We expect to begin a multi-center Phase 2 trial of PDX in patients with NSCLC once appropriate dosing has been determined."

        Results of an earlier Phase 2 trial published in the June 2003 issue of Clinical Cancer Research demonstrated improved response rate and symptomatic benefits in patients with Stage IIIB or IV NSCLC who received PDX therapy. Median survival time of patients enrolled in the study was 13.5 months, with 1 and 2-year survival rates of 56% and 36%, respectively. Ten percent (10%) of PDX-treated patients had confirmed durable responses and 31% had stable disease.

About PDX

        PDX (pralatrexate) is an injectable small molecule chemotherapeutic agent that has an enhanced potency and toxicity profile relative to methotrexate and other related dihydrofolate reductase, or DHFR, inhibitors. Drugs that inhibit DHFR, such as methotrexate, were among the first chemotherapeutic agents discovered. Methotrexate remains one of the most widely applied chemotherapy drugs and has been used to treat breast, bladder and head and neck cancers, leukemias and other cancers.

About Non-Small Cell Lung Cancer

        Lung cancer is the most common cause of cancer death in the United States. According to the American Cancer Society, an estimated 171,900 new cases of lung cancer will be diagnosed this year, which account for about 14% of all cancer diagnoses. Non-small cell lung cancer is the most common type of lung cancer, accounting for almost 80% of lung cancer cases. More people die of lung cancer than of breast, prostate and colorectal cancers combined.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytotoxic injectable antifolate (DHFR inhibitor) that has the potential to treat non-small cell lung cancer, mesothelioma and non-Hodgkin's lymphoma, as well as RH1, a targeted cytotoxic prodrug under investigation in patients with advanced solid tumors. For more information, please visit the company's web site at: www.allos.com.

Safe Harbor Statement

        This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy profile of PDX; the Company's development plans for PDX; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," anticipates," "believes," "estimates," "predicts," "projects," "potential," "continue," and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that the Company may be unable obtain the regulatory approvals necessary to conduct additional clinical trials; that the Company and/or its collaborators may not be able to enroll sufficient numbers of patients in their clinical trials; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and in the Company's other periodic reports and filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

        Note: EFAPROXYN™ and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:
Jennifer Neiman
Manager, Corporate Communications
Allos Therapeutics
720-540-5227
jneiman@allos.com

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ALLOS THERAPEUTICS INITIATES PHASE I PDX STUDY IN PATIENTS WITH NON-SMALL CELL LUNG CANCER